Exhibit 99.1

Consumers Bancorp, Inc. Reports

Third Fiscal Quarter 2008 Results

Minerva, Ohio—April 25, 2008 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported third fiscal quarter 2008 earnings per share of $0.21 compared to $0.23 for the previous quarter ended December 31, 2007 and compared to $0.14 for the same period ended March 31, 2007. Net income for the third fiscal quarter of 2008 was $422 thousand, a decrease of $54 thousand from the previous quarter ended December 31, 2007 and a $118 thousand increase from the same quarter in 2007. Return on average assets (ROA) and return on average equity (ROE) for the third fiscal quarter of 2008 were 0.75% and 8.43%, respectively. This compares to ROA of 0.62% and ROE of 6.24% for the third fiscal quarter of 2007.

For the nine months ended March 31, 2008, net income was $1.3 million compared to $1.1 million for the same period last year. Fiscal year-to-date net income per share was $0.65 compared to $0.50 for the same period in 2007. ROA and ROE for the nine months ended March 31, 2008 were 0.83% and 9.09%, respectively, compared to 0.71% and 7.21%, respectively, for the prior year.

Interest income for the third fiscal quarter of 2008 increased $431 thousand and interest expense increased $273 thousand from the same period last year. The net interest margin decreased to 4.37% for the quarter ended March 31, 2008 compared to 4.47% the previous quarter ended December 31, 2007. The Corporation’s yield on average interest-earning assets declined to 6.73% for the three months ended March 31, 2008 from 6.80% for the same period last year. The Corporation’s cost of funds increased from 2.85% for the three months ended March 31, 2007 to 3.10% for the three months ended March 31, 2008.

Other income was $656 thousand for the third fiscal quarter of 2008 compared with $614 for the quarter ended December 31, 2007 and $554 for the quarter ended March 31, 2007. Within other income, service charges on deposit accounts increased by $88 thousand from the same period last year. Also, a $30 thousand gain was recognized on the sale of available-for-sale securities. Other expenses increased $104 thousand, or 4.9%, for the third fiscal quarter of 2008 from the same period last year. A data system upgrade of the main core processing system and migration to a new regional electronic funds transfer processor was completed during the third quarter of fiscal year 2008. As part of this upgrade, $161 thousand of expenses were incurred and are included within other expenses for the third fiscal quarter of 2008.

Steven L. Muckley, Chief Executive Officer, stated “We are pleased to report continued improvement in our financial results during these uncertain economic times. As a locally owned community bank we are dedicated to investing in the communities we serve and as a result, we have not participated in the subprime loan market. Our non-performing assets are currently at a historical 5-year low. In the third fiscal quarter, we completed data systems upgrades along with the recognition of the associated one-time expenses. As part of the upgrade, long-term cost savings are projected through reduced personnel expense, lower future capital expenditures and reduced expenses related to electronic funds transfer processing.”

Assets at March 31, 2008 totaled $243.6 million, an increase of $41.6 million from June 30, 2007 and an increase of $40.5 million from March 31, 2007. Available-for-sale securities increased by $16.2 million from June 30, 2007 and by $15.6 million from March 31, 2007. During the nine month period of June 30, 2007 to March 31, 2008, total loans increased by $7.5 million and deposits increased $16.4 million. During the twelve month period ended March 31, 2008, total loans increased by $6.1 million, or 4.3% and deposits increased by $13.1 million, or 7.6%.

Non-performing assets were $1.1 million at March 31, 2008, compared with $1.2 million at December 31, 2007 and $2.9 million at March 31, 2007. The decline from the previous year was primarily attributed to the liquidation of $1.4 million of previously repossessed properties.

In July 2007, the Board of Directors authorized a new share repurchase program for up to 75,000 shares that can be purchased through June 2008. As of March 31, 2008, 35,876 shares have been repurchased.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, competitive and regulatory factors and changes in technology.

Contact: Steven L. Muckley, Chief Executive Officer 1-330-868-7701 extension 1140.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

March 31, 2008

(Dollars in thousands, except per share data)

	Three Month Period Ended		Nine Month Period Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
EARNINGS:
Net interest income	$2,224	$2,066	$6,545	$6,295
Provision for loan losses	113	117	321	460
Other income	656	554	1,831	1,685
Other expenses	2,239	2,135	6,345	6,183
Income tax expense	106	64	372	273
Net income	422	304	1,338	1,064

Net income per share –
Basic	$0.21	$0.14	$0.65	$0.50

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.75%	0.62%	0.83%	0.71%
Return on average equity	8.43	6.24	9.09	7.21
Net interest margin (Fully Tax Equivalent)	4.37	4.67	4.50	4.66

MARKET DATA:
Book value/common share	$10.03	$9.42
Market close, bid	11.99	12.75
Period end common shares	2,029,558	2,089,947
Average equity: avg. assets	8.90%	9.88%	9.11%	9.80%
Average common shares	2,033,719	2,097,677	2,048,048	2,115,101

ASSET QUALITY:
Net charge-offs/(recoveries)	$(25)	$166	$46	$337
Non-performing assets	1,097	2,909
Allowance for loan losses (ALLL)	1,656	1,680
Net charge-offs/(recoveries) to Total Loans (Annualized)	(0.07)%	0.46%	0.04%	0.31%
ALLL to Total Loans	1.11%	1.18%

ENDING BALANCES:
Assets	$243,605	$203,132
Deposits	186,018	172,875
Loans, net	147,314	141,194
Securities, available for sale	58,378	42,771
Federal Home Loan Bank borrowings	11,733	3,825
Shareholders’ Equity	20,350	19,687